Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement Form S-1 on Form S-3, No. 333-172865 of Augme Technologies, Inc. of our reports dated May 8, 2012, with respect to the financial statements and the effectiveness of internal control over financial reporting which report expresses an adverse opinion of Augme Technologies, Inc., which reports appear in the Form 10-K of Augme Technologies, Inc. for the fiscal year ended February 29, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

June 29, 2012